Exhibit 32.1

The undersigned, Dingliang Kuang, the President, Chief Executive Officer and Principal Financial Officer of Franklin Towers Enterprises, Inc. (the “Company”), certifies, under the standards set forth and solely for the purposes of 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to his knowledge, the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2007, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in that Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: April 15, 2008

By: /s/ Dingliang Kuang
Name: Dingliang Kuang
Title: President, Chief Executive Officer and Chief Financial Officer
(Principal Executive, Financial, and Accounting Officer)